Exhibit (a)(5)

FOR IMMEDIATE RELEASE

MONDAY, NOVEMBER 7, 2011

STRATEGIC HOTELS & RESORTS, INC. ANNOUNCES OFFER TO PURCHASE PREFERRED STOCK; DECLARES DEFERRED, CONTINGENT DIVIDEND ON PREFERRED STOCK

CHICAGO – November 7, 2011 – Strategic Hotels & Resorts, Inc. (the “Company”) (NYSE: BEE) today announced that it has commenced an offer to purchase up to 4,716,981 shares in the aggregate (the “Maximum Number of Shares”) of its issued and outstanding (i) 8.25% Series C Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series C Shares”), at a purchase price of $26.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest or accrued and unpaid dividends, (ii) 8.25% Series B Cumulative Redeemable Preferred Stock, $0.01 par value per share (the “Series B Shares”), at a purchase price of $26.50 per share, net to the seller in cash, less any applicable withholding taxes and without interest or accrued and unpaid dividends and (iii) 8.50% Series A Cumulative Redeemable Preferred Stock, $0.01 par value per share, (the “Series A Shares” and, together with the Series C Shares and the Series B Shares, the “Preferred Shares”), at a purchase price of $26.70 per share, net to the seller in cash, less any applicable withholding taxes and without interest or accrued and unpaid dividends (collectively, the “Offers”). The Offers will expire at 5:00 p.m., New York City time, on December 7, 2011, unless the Offers (or any one of them) are extended or earlier terminated (such date, as it may be extended, the “Expiration Date”) by the Company.

If the aggregate number of Preferred Shares that are validly tendered and not properly withdrawn as of the Expiration Date exceeds the Maximum Number of Shares or the maximum number of shares specified for a particular series of Preferred Shares in the “Maximum Number of Shares of Series That May be Purchased” column in the table below (a “Maximum Series Amount”), the Company will accept for purchase that number of Preferred Shares that does not result in it purchasing more than the Maximum Number of Shares or a Maximum Series Amount. In that event, acceptance of validly tendered Preferred Shares will be based on priority levels assigned to each series of Preferred Stock assigned below (in numerical priority order). Acceptance of the Preferred Shares may also be subject to proration, as described in the Offer to Purchase.

Acceptance Priority Level	Series of Preferred Shares	NYSE Ticker Symbol	CUSIP No(s).	Number of Shares Outstanding	Maximum Number of Shares of Series That May Be Purchased	Offer Price Per Share
1	Series C Shares	BEEPRC	86272T 502	5,750,000	4,716,981	$26.50
2	Series B Shares	BEEPRB	86272T 403	4,600,000	4,400,000	$26.50
3	Series A Shares	BEEPRA	86272T 304 86272T 205	4,488,750	4,288,750	$26.70

The Offers are subject to the satisfaction or waiver of a number of conditions set forth in the Offer to Purchase, including the tender of at least 3,773,585 Preferred Shares (the “Minimum Tender Condition”).

The Company’s board of directors has authorized, and the Company has declared, the payment on the Preferred Shares of accrued and unpaid dividends through September 30, 2011 and dividends for the quarter ending December 31, 2011 (collectively, the “Unpaid Dividends”), and a sum sufficient for the payment of the Unpaid Dividends has been set apart for payment on the Company’s books through the recording of a liability in accordance with the terms of its charter. In addition, the Unpaid Dividends are not payable until June 29, 2012, will be payable to holders of record, as of the close of business on June 15, 2012 and are contingent upon (i) the satisfaction or waiver of all of the conditions of the Offers, including the Minimum Tender Condition and (ii) the Company’s ability to meet on the June 29, 2012 Unpaid Dividend payment date the requirements of the Maryland General Corporation Law with respect to the payment of dividends. While the Company cannot make any guarantees, it currently expects to be able to meet the requirements of the Maryland General Corporation Law with respect to the payment of dividends on the June 29, 2012 Unpaid Dividend payment date.

Holders of Preferred Shares accepted for purchase in any of the Offers will not be entitled to receive the Unpaid Dividends or any other dividends with respect to such Preferred Shares.

The Company has engaged Deutsche Bank Securities Inc. and BofA Merrill Lynch to act as joint lead dealer managers for the Offers. The Company has engaged BNY Shareowner Services to act as depositary and MacKenzie Partners, Inc. to act as information agent for the Offers. Requests for documents may be directed to MacKenzie Partners, Inc. at (212) 929-5500 (call collect) or (800) 322-2885 (U.S. toll free) or in writing to 105 Madison Ave., New York, NY 10016. Questions regarding the terms of Offers may be directed to either Deutsche Bank Securities Inc. at (855) 287-1922 (U.S. toll free) / (212) 250-7527 (collect) or BofA Merrill Lynch at (888) 292-0070 (U.S. toll free) / (980) 683-3215 (collect).

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Preferred Shares. The Company will file a Schedule TO with the Securities and Exchange Commission, accompanied by the Offer to Purchase, the Letters of Transmittal and various other documents, which set forth the terms of and conditions of the Offers. The Schedule TO, Offer to Purchase, Letters of Transmittal and other documents will contain important information which should be read carefully before any decision is made with respect to the Offers. The Offer to Purchase, Letters of Transmittal and certain other documents will be made available to all holders of Preferred Shares, at no expense to them. The Schedule TO and the documents filed with it, including the Offer to Purchase and the Letters of Transmittal, are available for free at the SEC’s website, www.sec.gov.

None of the Company, the dealer managers, the depositary, the information agent or their respective affiliates is making any recommendation as to whether or not holders of Preferred Shares should tender all or any portion of their Preferred Shares in the Offers.

About the Company

Strategic Hotels & Resorts, Inc. is a real estate investment trust (REIT) which owns and provides value-enhancing asset management of high-end hotels and resorts in the United States, Mexico and Europe. The company currently has ownership interests in 17 properties with an aggregate of 7,762 rooms.

This press release contains forward-looking statements about the Company. Except for historical information, the matters discussed in this press release are forward-looking statements subject to certain risks and uncertainties. Actual results could differ materially from the Company’s projections. Factors that may contribute to these differences include, but are not limited to the following: the effects of the recent global economic recession upon business and leisure travel and the hotel markets in which we invest; our liquidity and refinancing demands; our ability to obtain or refinance maturing debt; our ability to maintain compliance with covenants contained in our debt facilities; our failure to meet the requirements of the Maryland General Corporation Law with respect to the payment of the Unpaid Dividends on the June 29, 2012 Unpaid Dividend payment date; our ability to dispose of properties in a manner consistent with our investment strategy and liquidity needs; stagnation or further deterioration in economic and market conditions, particularly impacting business and leisure travel spending in the markets where our hotels operate and in which we invest, including luxury and upper upscale product; general volatility of the capital markets and the market price of our shares of common stock; availability of capital; hostilities and security concerns, including future terrorist attacks, or the apprehension of hostilities, in each case that affect travel within or to the United States, Mexico, Germany, England or other countries where we invest; difficulties in identifying properties to acquire and completing acquisitions; our failure to maintain effective internal control over financial reporting and disclosure controls and procedures; risks related to natural disasters; increases in interest rates and operating costs, including insurance premiums and real property taxes; contagious disease outbreaks, including the H1N1 virus outbreak; delays and cost-overruns in construction and development; marketing challenges associated with entering new lines of business or pursuing new business strategies; our failure to maintain our status as a REIT; changes in the competitive environment in our industry and the markets where we invest; changes in real estate and zoning laws or regulations; legislative or regulatory changes, including changes to laws governing the taxation of REITS; changes in generally accepted accounting principles, policies and guidelines; and litigation, judgments or settlements.

Additional risks are discussed in the Company’s filings with the Securities and Exchange Commission, including those appearing under the heading “Item 1A. Risk Factors” in the Company’s most recent Form 10-K and subsequent Form 10-Qs. Although the Company believes the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be attained. The forward-looking statements are made as of the date of this press release, and we undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.